Buy/Sell Agreement

On February 17, 2004 Cecil Gregory and his affiliated companies (CG) and American Pallet Leasing, Inc. (APL) agree as follows:

CG agrees to provide to APL and G&G/Cherokee Wood, Inc. the logs necessary to operate G&G/Cherokee Wood, Inc. at a production level comparable or higher than the last three years of production for G&G/Cherokee Wood, Inc.

The logs will be provided at market prices. Market prices are defined as the same price that APL could purchase the logs from other suppliers in the region. This agreement will remain in place for a minimum of one year from the date of assumption of control of G&G/Cherokee Wood, Inc. by APL.

CG further agrees to purchase all finished lumber and lumber byproducts from APL and G&G/Cherokee Wood, Inc. at market prices. It is understood APL will begin to manufacture pallet materials using the logs provided. Once pallet manufacturing begins there will be less lumber available for sale. Market prices are defined as the same price that APL could the finished lumber to other suppliers in the region. This agreement will continue for a minimum of three years at a minimum level of $5 million per year.

CG further agrees to provide to APL and G&G/Cherokee Wood, Inc. the first right of refusal on all pallet lumber produced at any CG plants.

Accepted by

Cecil Gregory

Accepted by

Keith Kerbaugh
American Pallet Leasing